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                                                                   EXHIBIT 10.35

                                   EXHIBIT J

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") entered into on September 1, 1997, by and between Clark/Bardes, Inc., a Texas corporation (the "Company") and Richard C. Chapman (the "Employee").

                                  WITNESSETH:
     WHEREAS, the Company desires to retain the Employee's experience and abilities in the business of the Company to serve as Chief Executive Officer of the Bank Compensation Strategies Division of the Company; and

     WHEREAS, the Employee desires to enter into such arrangement with the Company; and

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Company and Employee agree and state as follows:

                               ARTICLE 1 - DUTIES

     The Employee shall serve as Chief Executive Officer of the Bank Compensation Strategies Division of the Company. The Employee, while serving in that capacity, shall have the powers and duties generally ascribed to such offices and such additional authority and duties as may from time to time be established by the Chief Executive Officer and Board of Directors of the Company. The Employee shall report and be responsible to the Chief Executive Officer and Board of Directors of the Company.

                                ARTICLE 2 - TERM

     The term of this agreement shall begin on September 1, 1997 and continue through December 31, 1998, subject to earlier termination by either party without cause upon at least ninety (90) days written notice of the termination to the other party or by the Company for "cause" pursuant to Article 5 hereof.

                            ARTICLE 3 - COMPENSATION

     For the services rendered by Employee hereunder, Employee shall be entitled to the following compensation:

     (a) SALARY. The Employee shall be paid a semi-monthly salary of Ten Thousand Four Hundred Sixteen and 67/100 Dollars ($10,416.67) to be paid in the usual payroll of the Company. Unless employment is terminated, this salary will continue through December 31, 1998 and will be reviewed annually thereafter.


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     (b)  BONUS PLAN. (i) If Employee is serving as Chief Executive Officer of the Bank Compensation Strategies Division hereunder on December 31, 1997, the Company shall pay a bonus to the employee in accordance with the Bonus Plan set forth on Schedule I attached hereto and made a part hereof. Said bonus will be paid to Employee no later than February 28, 1998.

          (ii) If Employee is serving as Chief Executive Officer of the Bank Compensation Strategies Division hereunder on December 31, 1998, the Company shall pay a bonus to Employee in accordance with the Bonus Plan set forth on
Schedule II attached hereto and made a part hereof. Said bonus will be paid to Employee no later than February 28, 1999.

     The definitions set forth in Appendix A hereto shall apply to the determination of bonuses hereunder. Bonus schedules substantially similar to Schedules I and II shall be established by the Company for each calendar year after 1998 during the term of this Agreement. If Employee is terminated other than for "cause" and a portion of the bonus has been earned, Employee shall be paid on a pro-rated basis for the time he has been employed during the termination year. In determining whether a portion of the bonus has been earned, the financial performance of the Company for the elapsed portion of the termination year shall be annualized and the bonus schedules for the termination year shall be applied to determine the hypothetical bonus amount for the full termination year. That hypothetical amount shall then be prorated on the basis of the portion of the termination year for which Employee actually served the Company.

                ARTICLE 4 - NON-COMPETITION AND CONFIDENTIALITY

     (a) Confidentiality. Except for and on behalf of the Company with the consent of or as directed by the Board of Directors of the Company (the "Board"), the Employee shall keep confidential and shall not divulge to any other person or entity, during the term of employment or thereafter, any of the business secrets or other confidential information regarding the Company and its subsidiaries which has not otherwise become public knowledge; provided, however, that nothing in this Agreement shall preclude the Employee from disclosing information (i) to an appropriate extent to parties retained to perform services for the Company or its subsidiaries or (ii) under any other circumstances to the extent such disclosure is, in the reasonable judgment of the Employee, appropriate or necessary to further the best interests of the Company or its subsidiaries or (iii) as may be required by law.

     (b) Records. All papers, books and records of every kind and description relating to the business and affairs of the Corporation and its subsidiaries, whether or not prepared by the Employee, other than personal notes prepared by or at the direction of the Employee, shall be the sole and exclusive property of the Company, and the Employee shall surrender them to the Company at any time upon request by the Board.


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(c)  Covenant Not to Compete; Non-Solicitation.

          (i) Employee covenants and agrees that during the term of this Agreement and for a period of twelve (12) months thereafter (the "Non-Compete Period"), he shall not, in the United States or Canada and in any other countries in which the Company has done business within the preceding five (5) years (collectively, the "Territory"), directly or indirectly, either alone or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, employee, director, shareholder or in any other manner whatsoever (A) carry on or be engaged in any business which is in competition with the business of the Company as existing during the term of this Agreement or at the time of termination thereof, as the case may be, except on behalf of the Company, or
(B) except on behalf of the Company, solicit any business relating to non-qualified benefit plans of any kind funded with life insurance from, or sell any such product or service to, any of the Company's customers in the Territory or any other person, firm or corporation in the Territory to whom the Company, directly or indirectly through representatives, has made an offer, proposal or any solicitation to sell or has sold any life insurance within the preceding five (5) years. Nothing herein shall prohibit Employee from being an owner of not more than 1% of the outstanding stock of any class of a corporation which engages in such prohibited activity, so long as such corporation is publicly traded and listed on a national securities exchange or quoted on a national automated quotation system, provided that Employee has no active participation in the business of such corporation.

          (ii) Employee agrees that during the Non-Compete Period he will not directly or indirectly offer employment to or hire any person who is then employed by the Company or has been employed by the Company within the twelve
(12) immediately preceding months, except with the prior written consent of the Company.

     (d)  Enforcement. The Employee recognizes that the provisions of this
Article 4 are vitally important to the continuing welfare of the Company and its subsidiaries and that money damages would constitute an inadequate remedy for any violation thereof. Accordingly, in the event of any such violation by the Employee, the Company and its subsidiaries, in addition to any other remedies they may have, shall have the right to compel specific performance thereof or to seek an injunction restraining any action by the Employee in violation of this Article 4.


                       ARTICLE 5 - TERMINATION FOR CAUSE

     The Company may terminate this Agreement at any time for "cause," as defined below, by giving at least five (5) days written notice of termination to Employee. For purposes of this Agreement, "cause" shall mean (a) the failure of Employee to comply with any material provision of this Agreement, (b) an act of willful misconduct or gross negligence committed by Employee in connection with his employment with the Company or (c) Employee's commission of a crime involving moral turpitude.




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                       ARTICLE 6 - SEVERANCE COMPENSATION

     If this Agreement is terminated by the Company other than for "cause," as defined in Article 5 hereof, the Company shall continue to pay Employee for a period of twelve (12) months his salary at the rate in effect at the time of such termination.

                         ARTICLE 7 - EMPLOYEE BENEFITS

     The Employee will be entitled to participate in any hospitalization, health, dental or sick leave plan, profit sharing plan, or other present or future group employee benefit plans or programs for which key executives of the Company are or shall become eligible.

                              ARTICLE 8 - VACATION

     The Employee will be entitled to vacation at the rate of six weeks per year employed. Vacation will accrue by the same method and will be subject to the same maximum accumulated vacation limit as pertains to all employees.

                              ARTICLE 9 - EXPENSES

     The Employee will be entitled to reimbursement for travel, lodging, entertainment and other expenses reasonably incurred in the performance of his duties as Chief Executive Officer of the Division.

                         ARTICLE 10 - GENERAL PROVISIONS

     (a). Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or reputable commercial delivery service or mailed within the Asiana United States by fist class certified mail, return receipt requested, postage prepaid, addressed as follows:

          (i)  If to the Board or the Company, to:
               Mel Todd, President
               Clark/Bardes, Inc.
               2121 San Jacinto Street
               Dallas, TX 75201-7906

          (ii) If to the Executive, to:
               Bank Compensation Strategies Division
               3600 West 80th Street
               Suite 200
               Bloomington, MN 55431-4598

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.


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     (b). Venue and Law Governing Agreement. This Agreement shall be governed by and constructed in accordance with the laws of the State of Texas and venue shall be in Dallas County, Texas.

     (c). Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

     (d). Amendment. This Agreement may only be amended by the written consent of the parties.

     (e). Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

     (f). Entire Agreement. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto, relating to the subject matter of this Agreement, which are not fully expressed herein.

               IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

Attest:                            CLARK/BARDES, INC.




                                   By:  /s/ MELVIN G. TODD
-----------------------               ------------------------------------
                                   Title:   President & CEO
                                         ---------------------------------



                                   RICHARD C. CHAPMAN



                                   /s/ RICHARD C. CHAPMAN
                                   ---------------------------------------

                                   SCHEDULE I

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                            1997 Employee Bonus Plan

A.   1997 Sales Bonus

     A bonus will be paid to the Employee by the Company, no later than February 28, 1998, based on the sum of Gross Sales and Commission Revenues Booked between September 1, 1997 and December 31, 1997 and according to the following schedule:

                    GROSS SALES AND
                   COMMISSION REVENUE              BONUS
                   ------------------         --------------
                less than $5.54 million                0
                  $5.54 to 5.87 million         $  5,000
                  $5.88 to 6.22 million         $ 10,000
                  $6.23 to 6.56 million         $ 15,000
                  $6.57 to 6.91 million         $ 20,000
                  $6.92 to 7.26 million         $ 25,000
                  $7.27 to 7.60 million         $ 30,000
                  $7.61 to 7.95 million         $ 35,000
                  $7.96 to 8.29 million         $ 40,000
                  $8.30 to 8.64 million         $ 45,000
                  $8.65 million or higher       $ 50,000

B.   1997 Net Revenue Bonus

     A bonus will be paid to the Employee by the Company, no later than February 28, 1998, based on the Company's EBITDA attributable to BCSI for the period between September 1, 1997 and December 31, 1997 and according to the following schedule:

                            EBITDA*                       BONUS
                 -----------------------------       --------------
                 less than $900 thousand                       0
                 $900 to 959 thousand                   $  5,000
                 $960 thousand to 1.01 million          $ 10,000



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
                 $1.02 to 1.06 million                  $ 15,000
                 $1.07 to 1.12 million                  $ 20,000
                 $1.13 to 1.18 million                  $ 25,000
                 $1.19 to 1.23 million                  $ 30,000
                 $1.24 to 1.29 million                  $ 35,000
                 $1.30 to 1.35 million                  $ 40,000
                 $1.38 to 1.40 million                  $ 45,000
                 $1.41 million or higher                $ 50,000

               * Bonuses payable based on 1997 results will be
                 accrued in determining EBITDA.




C. Company hereby grants Employee the option to purchase shares in the Company at a price of $2.64 per share up to and including an amount not to exceed fifty percent (50%) of the amount paid to Employee pursuant to this Schedule I. This option will expire April 30, 1998.

     If this Agreement is terminated by the Company other than for "cause," as defined in Article 5 of the Agreement which this Schedule I accompanies, all options granted pursuant to this Agreement shall become fully exercisable as of the effective date of such termination.

     No option granted to the Employee pursuant to this Agreement shall be transferable by the Employee otherwise than by will or the laws of descent and distribution. During the lifetime of the Employee, the options shall be exercisable only by the Employee. Any attempted assignment, transfer, pledge, hypothecation or other disposition of such options contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the options shall be null, void and without effect.

     In the event the Company declares a stock split or stock dividend, the number of shares with respect to which options are to be granted by the Company hereunder, the purchase price for the stock, and the formula for determining such purchase price shall be adjusted in the same manner that the total number of issued and outstanding shares of common stock are adjusted because of such stock dividend or stock split.




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                                  SCHEDULE II

                            1998 Employee Bonus Plan

A.   1998 Sales Bonus

     A bonus will be paid to the Employee by the Company, no later than February 28, 1999, based on the sum of Gross Sales and Commission Revenues booked between January 1, 1998 and December 31, 1998, according to the following schedule:

               Plan           =    $22.835 million
               Maximum Bonus  =    $125,000.00

          ACTUAL RESULTS EXPRESSED
          AS A PERCENTAGE OF PLAN
          (ROUNDED TO THE NEAREST                     BONUS
                FULL PERCENT)               (AS PERCENT OF MAXIMUM)
          ------------------------          -----------------------
               less than 80%                           0
                80%  to  84%                          10%
                85%  to  89%                          20%
                90%  to  94%                          30%
                95%  to  99%                          40%
               100%  to 104%                          50%
               105%  to 109%                          60%
               110%  to 114%                          70%
               115%  to 119%                          80%
               120%  to 124%                          85%
               125%  to 129%                          90%
               130%  to 134%                          95%
               135% or higher                        100%

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B.   1998 Net Income Bonus

     A bonus will be paid to the Employee by the Company, no later than February 28, 1999, based on the Company's EBITDA attributable to BCSI for the period between January 1, 1998 and December 31, 1998, according to the following schedule:

                    EBITDA Plan      =    $4.027 million
                    Maximum Bonus    =    $125,000.00

          ACTUAL RESULTS EXPRESSED
          AS A PERCENTAGE OF PLAN*
          (ROUNDED TO THE NEAREST                     BONUS
                FULL PERCENT)               (AS PERCENT OF MAXIMUM)
          ------------------------          -----------------------
               less than 80%                           0
                80%  to  84%                          10%
                85%  to  89%                          20%
                90%  to  94%                          30%
                95%  to  99%                          40%
               100%  to 104%                          50%
               105%  to 109%                          60%
               110%  to 114%                          70%
               115%  to 119%                          80%
               120%  to 124%                          85%
               125%  to 129%                          90%
               130%  to 134%                          95%
               135% or higher                        100%

          *All bonuses payable based on 1998 results will be accrued in determining EBITDA.

C.   Direct Sales Bonus

     Company will pay Employee a Direct Sales Bonus subject to the following criteria being met:

     (1)  Employee is considered the Primary Salesman;


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     (2)  Sales are measured at 100% of Plan or higher;

     (3)  Actual Net Income is measured at 100% of plan or higher.

The bonus will be equal to fifty percent (50%) of the Producer's Share of revenue.

     Company reserves the right to require Employee to obtain approval of the Company, and Company reserves the right to withhold such approval, prior to the prospecting of any customer for Direct Sales purposes.

D. Company hereby grants Employee the option to purchase shares in the Company at a price of $2.90 per share up to and including an amount not to exceed fifty percent (50%) of the amount paid to Employee pursuant to Sections A and B of this Schedule II. This option will expire April 30, 1999.

     If this Agreement is terminated by the Company other than for "cause," as defined in Article 5 of the Agreement which this Schedule II accompanies, all options granted pursuant to this Agreement shall become fully exercisable as of the effective date of such termination.

     No option granted to the Employee pursuant to this Agreement shall be transferable by the Employee otherwise than by will or the laws of descent and distribution. During the lifetime of the Employee, the options shall be exercisable only by the Employee. Any attempted assignment, transfer, pledge, hypothecation or other disposition of such options contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the options shall be null, void and without effect.

     In the event the Company declares a stock split or stock dividend, the number of shares with respect to which options are to be granted by the Company hereunder, the purchase price for the stock, and the formula for determining such purchase price shall be adjusted in the same manner that the total number of issued and outstanding shares of common stock are adjusted because of such stock dividend or stock split.


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                            APPENDIX A - DEFINITIONS

[These definitions should reflect the established accounting and compensation practices of the Company.]

"ACTUAL NET INCOME" means

"BOOKED" means

"COMMISSION REVENUES" means

"EBITDA" means earnings before income tax, depreciation and amortization.

"GROSS SALES" means

"PLAN" means a particular goal set by the Company for a certain financial performance criterion.

"PRIMARY SALESMAN" means

"PRODUCER'S SHARE" means




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